UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2007

Ludvik Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52402	33-1148936
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1220 N. Market St, Ste 806, Wilmington, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(757)927-2986

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

On January 25, 2007 the United States Bankruptcy Court for the District of Maine, in Case No. 04-20328, entered an order confirming the agreement with the Debtor, whereby the Debtor will purchase the stock of Patriot Advisors, Inc and merge the company with Ludvik Capital, Inc, whereby the surviving corporation will be the registrant, Ludvik Capital, Inc.

On February 7, 2007 the order became effective and a copy is attached hereto as Exhibit 99.1. A copy of the Debtor’s Disclosure Statement, including a copy of the agreement, has been previously filed by the company.

Pursuant to the agreement shares of the Company’s Common Stock were issued to the certain creditors who had accepted the offer at $1.00 per share and shareholders who had participated in the plan with the agreement of the debtor under the plan in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate, or principally in such exchange and partly for cash or property.

As a result of the election of certain creditors and proponents of the plan and agreement, as of March 20, 2007, there are 20,000,000 shares of the Company’s common stock issued and outstanding. Ludvik Nominees Pty Ltd is a shareholder of record of 14,968,200 restricted securities and there are an additional 23 shareholders of record for 5,031,800 shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ludvik Capital, Inc.

By	/s/ Frank Kristan
Chief Executive Officer Date: March 25, 2007

Exhibit 99.1

Copy of Order